EXHIBIT 4.1

                               USURF AMERICA, INC.

                    CONSULTING AGREEMENT OF DAVID A. WEISMAN

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                          ADVISORY SERVICES AGREEMENT

      This Advisory Services Agreement (this "Agreement"), dated as of September 1, 2004, is made by and between USurf America, Inc., a Nevada corporation (the "Company"), and David A. Weisman, an individual ("Consultant").

      WHEREAS, the Company is a publicly traded corporation that currently provides communications services to customers in Colorado, Texas, and Arizona; and

      WHEREAS, the Company wishes to obtain strategic guidance from Consultant and assistance creating and implementing a business and marketing plan to develop the Company and corporate assets; and

      WHEREAS, Consultant has experience in creating and implementing business and marketing plans for public companies; and

      WHEREAS, Consultant has been providing guidance and advice to the Company pursuant to a Letter of Intent ("LOI") on August 26, 2004; and

      WHEREAS, Consultant is willing to continue providing such guidance and advice to the Company in accordance with the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Engagement.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby retains Consultant to advise it in connection with the creation and implementation of a plan to develop the Company and its assets, as well as its business opportunities and operations (collectively, the "Advisory Services").

      (b) All Advisory Services rendered pursuant to this Agreement shall be rendered to the executive officers of the Company or to the Board of Directors of the Company.

      (c) Consultant agrees, during the term of this Agreement, to provide the Advisory Services to the Company in a diligent and professional manner.

      (d) The Company hereby agrees that Consultant shall have no liability whatsoever as a result of any Advisory Services provided pursuant to this Agreement, except to the extent that such liability results from the gross negligence or willful misconduct of Consultant. The Company agrees that it will not prosecute any action or proceeding against Consultant or his representatives or agents except where such claim is based solely on the gross negligence or willful misconduct of Consultant or such representatives or agents.

      (e) The Company hereby agrees to indemnify and hold harmless Consultant and his representatives and agents from any and all liability, loss, cost, damage or expense, including, without limitation, reasonable attorneys' fees and expenses, that any such indemnified party may suffer as a result of any claims, demands, costs or judgments arising out of the provision of, or failure to provide, Advisory Services or other services hereunder, in each case except to the extent that any such losses are primarily the result of gross negligence or willful misconduct on the part of Consultant or any such indemnified person.

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2.    Compensation; Expenses.

      (a) In consideration for Consultant's agreement to provide the Advisory Services to the Company hereunder, the Company agrees to pay to Consultant the following: a warrant for 17,500,000 shares of common stock of Usurf priced at seven cents ($.07) per share (the "Fee"). A warrant in the full amount of the Fee shall be delivered to Consultant immediately upon execution of this Agreement. "Delivery," as used herein, includes approval of this Agreement, including the Fee, by the Board of Directors of the Company. If the Company does not deliver the Fee by September 22, 2004, Consultant may terminate this Agreement without further notice. The shares comprising the Fee shall be registered by the Company in the Company's next filed Registration Statement, which is currently anticipated to be a Form SB-2 filing in September, 2004. If the shares are not registered in full and freely tradeable by Consultant by January 1, 2005, the Company shall issue free-trading shares to Consultant pursuant to the Company's then existing Employee Incentive Compensation Plan (or similar plan). If the then current plan does not contain at least 17,500,000 shares, the Company shall immediately register additional shares under the then existing plan or, if additional shares cannot be added to the existing plan, immediately create a new plan sufficient to satisfy the Company's obligations hereunder.

      (b) In addition to the Fee, the Company shall reimburse Consultant for all out-of-pocket expenses reasonably incurred by Consultant in connection with providing the Advisory Services hereunder, to be paid within 15 days after receipt by the Company of an invoice with respect to such amount due hereunder. For purposes of this Agreement, "out-of-pocket" expenses shall include, but not be limited to, utilities, telecommunications expenses, business travel and entertainment expenses, training expenses, consulting expenses, accounting and legal fees and expenses, and postage, courier and other delivery expenses.

3.    Independent Contractor; Other Business Opportunities.

      (a) It is the intention of the parties hereto that the relation of the parties shall be that of independent contractors. Consultant is not by virtue of this Agreement authorized hereby to act as agent on behalf of the Company to negotiate or enter into, or amend or waive any provision of, any contract or commitment or otherwise to bind or obligate the Company in any way, and Consultant shall not purport to do so.

      (b) The doctrine of corporate opportunity shall not apply with respect to Consultant, and Consultant (which for purposes of this Section 3 shall include its affiliates, shareholders, directors, officers, employees and agents) may, without limitation, (i) engage in the same or similar activities or lines of business as the Company or its subsidiaries or develop or market any products or services that compete, directly or indirectly, with those of the Company and its subsidiaries, (ii) invest or own any interest publicly or privately in, or develop a business relationship with, any person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or its subsidiaries; (iii) do business with any current or former client or customer of the Company or its subsidiaries, or (iv) employ or otherwise engage a former officer or employee of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries shall have any right by virtue of this Agreement in or to, or to be offered any opportunity to participate or invest in, any venture engaged in by Consultant or any right by virtue of this Agreement in or to any income or profits derived therefrom.

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      (c) The Company acknowledges that a conflict of interests between the
Company and Consultant may arise during the term of this Agreement. The Company expressly waives any and all claims against Consultant that arise out of or relate to any conflicts of interest between the Company and Consultant.

      (d) The Company acknowledges that Consultant may provide services to other consulting clients (the "Other Clients") and that Consultant may be subject to the terms of certain agreements with the Other Clients that have provisions concerning consulting, competition, confidentiality, or intellectual property.

4. Further Negotiations. It is the intention of the Company and Consultant that the parties shall begin negotiating a mutually acceptable employment agreement, whereby Consultant shall assume the role of Chief Executive Officer and Chairman of the Board of Company.

5.    Termination.

      (a) This Agreement shall continue in force and effect for six months from the date of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated by either party on 30 days' prior written notice to the other.

      (b) No expiration or termination of this Agreement shall affect any accrued rights or obligations of the parties hereunder (including, without limitation, with respect to payments for services performed prior thereto). This
Section 5 and Sections 1(d), 1(e), 4, 5, 7, and 15 shall survive expiration or termination of this Agreement.

6. No Guarantee of Obligations; No Third Party Rights. This Agreement is not, and nothing contained herein or done pursuant hereto shall be deemed to constitute, a direct or indirect guarantee by Consultant of any payment or performance by the Company of any indebtedness, liability, or obligation of any kind or character. It is the express intention of the parties hereto that no creditor of the Company or any of its subsidiaries or any other third party shall be deemed to be a third party beneficiary of or have any rights under or by virtue of this Agreement.

7. Notices . All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, overnight air courier or facsimile transmission to the addresses set forth below:

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      If to the Company:

      USurf America, Inc.
      6005 Delmonico Drive, Suite 140
      Colorado Springs, CO 80919
      Attention: Richard Kuntz
      Facsimile: (719) 260-6456

with a copy (which shall not constitute notice) to:

      Crestview Capital Funds
      95 Revere Drive, Suite A
      Northbrook, IL 60062
      Attention: Richard Levy
      Facsimile:(847) 559-5807

And

      Morrison & Foerster LLP
      5200 Republic Plaza
      370 Seventeenth Street
      Denver, Colorado 80202-5638
      Attention: Warren Troupe
      Facsimile: (303592-1510

If to Consultant:

      White Field, Inc.
      9800 D Topanga Canyon Blvd., #326
      Chatsworth, California 91311
      Attention: Steven W. Ritcheson
      Facsimile: (650337-0383

with a copy (which shall not constitute notice) to:

      Dechert LLP 975
      Page Mill Road
      Palo Alto, California 94304-1013
      Attention: Bryan J. Sinclair
      Facsimile:(650)813-4848

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; two business days after being timely dispatched delivery prepaid, if by overnight air courier; and when receipt acknowledged, if sent by facsimile transmission. Any of the above addresses may be changed by notice made in accordance with this Section 7.

8. Governing Law; Forum Selection. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. BY EXECUTING THIS AGREEMENT, EACH PARTY HERETO SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SOLELY FOR PURPOSES OF ADJUDICATING ITS RIGHTS OR THE RIGHTS OF THE OTHER PARTY WITH RESPECT TO THIS AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT. EACH PARTY HEREBY AGREES TO ACCEPT, AT ITS OFFICE AT THE ADDRESS REFERRED TO IN
SECTION 6 HEREOF, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING INSTITUTED BY ANY PARTY IN THE COURTS OF THE STATE OF CALIFORNIA WITH RESPECT TO THIS AGREEMENT.

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9.    Assignment; Successors. No right or obligation under this Agreement may be assigned or delegated by either party without written consent of the other. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10. Counterparts. This Agreement may be signed in counterpart copies, each of which shall be deemed to be an original document, and all of which shall together be deemed to constitute a single document. Telecopied signatures on this Agreement shall have the force and effect of original signatures.

11. Headings. All headings have been inserted for convenience only and shall in no way modify or restrict any of the terms or conditions hereof.

12. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unlawful or unenforceable in any jurisdiction, then such provision will be enforced to the maximum extent permissible under applicable law, and the remaining provisions of this Agreement will remain in full force and effect.

13. Amendment; Waiver. This Agreement may not be amended or modified except by a writing executed by the Company and Consultant. No right under this Agreement may be waived except by a writing signed by the party waiving such right, and no waiver of one breach of this Agreement will constitute a waiver of subsequent breaches of the same or of a different nature.

13. Entire Agreement. No covenants, agreements, representations or warranties of any kind have been made by any party hereto, except as expressly set forth herein. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof; and all prior discussions, negotiations, agreements and understandings, written or oral, have been and are merged and integrated into, and superseded by, this Agreement.

14. No Presumption . This Agreement is the product of negotiation between the parties and, in interpreting the text of this Agreement, no presumption against the drafter of any provision may be made.

15. Confidentiality. Each party agrees to maintain the terms of this Agreement in strict confidence, and that it will not disclose the terms of this Agreement to any other person, other than the parties' offers, directors, employees, and professional advisors, unless required by law. The parties expressly acknowledge that the Company is a public company and may be required to disclose certain facts regarding this Agreement in its filings with the Securities and Exchange Commission. Notwithstanding such obligations, the Company shall use all reasonable efforts to keep the terms of this Agreement confidential.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    USURF AMERICA, INC.


                                    By: /s/ Douglas McKinnon
                                       ------------------------------
                                    Name:   Douglas McKinnon
                                    Title:  President


                                    CONSULTANT


                                    By: /s/ David A. Weisman
                                       ------------------------------
                                    Name: David A. Weisman